SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Cabletron Systems, Inc.

(Name of Registrant as Specified In Its Charter)

Cabletron Systems, Inc.

(Name of Person(s) Filing Proxy Statement)

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☒ No fee required.

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[LOGO OF CABLETRON APPEARS HERE]

35 Industrial Way
Rochester, New Hampshire 03867

June 1, 2000

Dear Stockholder:

        You are cordially invited to attend our 2000 Annual Meeting of Stockholders to be held on July 11, 2000 at the Frank Jones Center, 400 Route One By-Pass, Portsmouth, New Hampshire 03801 (see directions on last page).

        At this meeting you are being asked to (i) elect one Class II director, (ii) approve a proposal to transform the Company by creating four separate operating subsidiaries by transferring a substantial portion of our operating assets and related liabilities to four subsidiaries, (iii) amend the Company’s Restated Certificate of Incorporation to increase the number of shares of the Company’s Common Stock authorized for issuance from 240,000,000 shares to 450,000,000 shares, and (iv) transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

        Your Board of Directors recommends that you vote in favor of each of the proposals. You should read with care the proxy statement that describes the nominee and presents other important information about the proposals. Please complete, sign and return your proxy promptly in the enclosed envelope. This year we are also offering our stockholders the opportunity to vote electronically via the Internet or by telephone, detailed instructions for which are enclosed.

        We hope that you will join us on July 11, 2000.

Sincerely,

/s/ Piyush Patel

Piyush Patel
Chairman of the Board, President and
Chief Executive Officer

[CABLETRON LOGO APPEARS HERE]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JULY 11, 2000

        Notice is hereby given that the Annual Meeting of Stockholders of Cabletron Systems, Inc. (the “Company”) will be held at the Frank Jones Center, 400 Route One By-Pass, Portsmouth, New Hampshire 03801, on July 11, 2000 at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect one Class II director to serve until the 2003 Annual Meeting of Stockholders.

2.
To approve a proposal to transform the Company by creating four separate operating subsidiaries and transferring a substantial portion of our operating assets and related liabilities to four subsidiaries.

3.	To amend the Company’s Restated Certificate of Incorporation to increase the number of shares of the Company’s Common Stock authorized for issuance from 240,000,000 shares to 450,000,000 shares.

4.	To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

        Only stockholders of record at the close of business on May 15, 2000 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any and all adjourned sessions thereof.

By order of the Board of Directors,
MICHAEL D. MYEROW, Secretary

Rochester, New Hampshire
June 1, 2000

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE VOTE EITHER ELECTRONICALLY, BY TELEPHONE OR BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

CABLETRON SYSTEMS, INC.
35 Industrial Way
Rochester, New Hampshire 03867

PROXY STATEMENT
For the 2000 Annual Meeting of Stockholders
to be held on July 11, 2000

QUESTIONS AND ANSWERS

Q: When and where is the annual meeting?

        We will be holding the 2000 Annual Meeting of Stockholders (the “Meeting”) of Cabletron Systems, Inc. (the “Company”) on Tuesday, July 11, 2000 at 10:00 a.m., Eastern time, at the Frank Jones Center, 400 Route One By-Pass, Portsmouth, New Hampshire 03801.

Q: What am I being asked to vote on at the annual meeting?

        We are asking you to vote on three matters at the annual meeting:

•	the election of one director to hold office for a three-year term;

•
the approval of our transformation by creating four separate operating subsidiaries through the transfer of a substantial portion of our operating assets and related liabilities to four subsidiaries; and

•	the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Q: How does the Board of Directors recommend I vote on these proposals?

        The Board of Directors of the Company recommends that you vote FOR:

•	the nominee for director;

•
the Company’s transformation by creating four separate operating subsidiaries through the transfer of a substantial portion of the Company’s operating assets and related liabilities to four subsidiaries; and

•	the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Q: Who is entitled to vote at the annual meeting?

        You are entitled to vote at the annual meeting if you owned shares on May 15, 2000, the record date for the annual meeting. On May 15, 2000, the Company had 184,547,296 shares of Common Stock outstanding.

Q: What vote of the stockholders is needed to approve the proposals?

        The nominee for director who receives the greatest number of votes will be elected.

        We need the approval of a majority of the outstanding shares of Common Stock to approve our transformation by creating four separate operating subsidiaries through the transfer of a substantial portion of our operating assets and related liabilities to four subsidiaries and to amend our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Q: Am I entitled to appraisal rights?

        No. Stockholders of the Company do not have the right to vote against our transformation by creating four separate operating subsidiaries through the transfer of a substantial portion of our operating assets and related liabilities to four subsidiaries and obtain payment of the fair value of their shares in cash, sometimes referred to as appraisal rights.

Q: What do I need to do now?

        Please carefully read this proxy statement, and then if you are a registered stockholder (hold your shares directly with EquiServe) either (i) complete, sign and mail your proxy card in the enclosed return envelope as soon as possible, (ii) visit the Internet voting website at http://www.eproxyvote.com/cs, enter the control number located on your proxy card and follow the instructions provided for voting, or (iii) call the toll-free number on a touch-tone telephone 1-877-PRX-VOTE (1-877-779-8683), enter the control number located on your proxy card and follow the recorded instructions for voting. If you vote via the Internet or by telephone, you do not need to return your proxy card. If you are not a registered stockholder, but hold your shares at a different bank or brokerage firm, then follow the instructions provided by your bank or brokerage firm.

        If you sign and send in your proxy card and do not mark how you want to vote, your proxy will be counted as a vote in favor of the nominee as director, our transformation by creating four separate operating subsidiaries through the transfer of a substantial portion of our operating assets and related liabilities to four subsidiaries and the amendment to our Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock. The transfer of operating assets and the amendment to the Restated Certificate of Incorporation cannot be accomplished unless stockholders who hold a majority of our shares approve each proposal. Your vote is very important.

        If you prefer, you can attend the meeting and vote your shares in person rather than mailing back your proxy card or voting via the Internet or by telephone.

Q: What do I do if my shares are held in “street name” by my broker?

        If your shares are held in street name by a broker as your nominee, your broker will send you a proxy card.

Q:	What happens if I do not instruct my broker how to vote on the proposals or if I mark “abstain” on the proxy card?

        Unless the holders of a majority of the shares approve our transformation by creating four separate operating subsidiaries through the transfer of a substantial portion of our operating assets and related liabilities to four subsidiaries and the amendment of our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, such actions cannot be completed. If your shares are held in street name by a broker, your broker will not be able to vote your shares without instructions from you.

        If you mark your proxy “abstain” or do not instruct your broker how to vote, your shares will have the same effect as votes against our transfer of a substantial portion of our operating assets and related liabilities to four subsidiaries and the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Q:	Can I change my mind after I have mailed in my signed proxy card or after I have voted via the Internet or by telephone?

        Yes. There are three ways you may withdraw your proxy at any time before the vote takes place: (1) you may return to the Secretary of the Company another properly signed proxy card bearing a later date; (2) you may deliver a written revocation of your proxy to the Secretary of the Company; or (3) you may attend the annual meeting, or any adjourned session thereof, in person and vote the shares covered by the proxy.

        The mailing address for the Secretary of the Company is: Cabletron Systems, Inc., 35 Industrial Way, Rochester, New Hampshire 03867, Attention: Michael D. Myerow, Secretary.

Q: Who should I call if I have any additional questions?

        You may call the Company’s Investor Relations department at (603) 337-2247 or, with respect to questions regarding voting, Morrow & Co., Inc., our proxy solicitor, at (800) 662-5200.

SUMMARY

        This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the Company’s transformation by creating four separate operating subsidiaries by transferring a substantial portion of our operating assets and related liabilities to four subsidiaries, you should read carefully this entire document and the other available information referred to in “Where You Can Find More Information” on page 23.

Annual Meeting (See page 5)

        The 2000 Annual Meeting of Stockholders will be held on Tuesday, July 11, 2000 at 10:00 a.m., Eastern time, at the Frank Jones Center, 400 Route One By-pass, Portsmouth, New Hampshire 03801.

Proposal 1—Election of Director (See page 7)

        Information regarding the nominee for election to the Board of Directors, the incumbent directors, their level of ownership of the Company’s Common Stock, and other benefits and compensation are described herein. Also described is information about executive officers and their compensation, as well as a report of the Board of Directors on Executive Compensation under “Proposal 1: Election of Class II Director”.

Proposal 2—Company Restructuring (See page 18)

        The transformation of the the Company by creating four operating subsidiaries by transferring a substantial portion of the Company’s operating assets and related liabilities to four subsidiaries, requires the approval of a majority of the outstanding shares of Common Stock of the Company.

        The Board of Directors of the Company considers the Company Restructuring to be in the best interests of the Company and its stockholders. The Board of Directors of the Company has unanimously approved the Company Restructuring, and recommends that you vote for such proposal.

        If approved, the four operating subsidiaries will be:

•	Aprisma Management Technologies, Inc., a provider of network management solutions to meet service level requirements of enterprise and service provider customers.

•	Enterasys Networks, Inc., a provider of network infrastructure solutions serving enterprise-class customers.

•	GlobalNetwork Technology Services, Inc., a network consulting company delivering infrastructure solutions to enterprise and service provider customers.

•	Riverstone Networks, Inc., a provider of network infrastructure solutions serving content and infrastructure service provider customers.

        The assets to be transferred to the four operating subsidiaries are located at the Company’s facilities worldwide, and include working capital, accounts receivable, fixed assets and inventories, research and development activities, and intangible assets such as patents, intellectual property, contracts and agreements relating to each operating subsidiary’s operations. Liabilities related to these assets would also be transferred. In addition, some liabilities not specifically related to the operations of any of the subsidiaries may be allocated among and transferred to the operating subsidiaries.

        Each of the operating subsidiaries has established an option pool for its employees, directors and consultants. The operating subsidiaries have granted to existing employees, directors and consultants options to purchase common stock representing approximately 10% to 20% of the subsidiary’s capital stock. Also, the operating subsidiaries have reserved an additional 15% to 20% of their common stock for issuance upon exercise of options granted to new hires, employees of acquired companies and current holders of options to purchase common stock of the Company. In addition, the Company has announced that it intends to sell to third parties, or grant rights to purchase, minority interests in the operating subsidiaries that would represent between 3.5% to 5.5% of each operating subsidiary’s capital stock.

        The Company will retain certain assets, consisting primarily of cash, marketable securities, administrative and other support functions, some non-core product lines and minority investments in independent technology companies.

        The purpose for this transformation is to provide the Company with greater flexibility to better develop and implement strategic transactions designed to maximize the long-term competitive and strategic advantages of each of the Company’s products and services by separating the operations associated with each of the operating subsidiaries. In turn, as smaller, independent companies, each of the operating subsidiaries will be be able to make decisions more quickly and use its resources more efficiently than it could as an operating division of a larger company. Each of the operating subsidiaries will also be able to adopt individualized incentive programs for employees and management directly linked to the performance of the operating subsidiary’s business.

        The Company currently plans to conduct an initial public offering for each of the operating subsidiaries, followed by a distribution of the remaining shares of one or more of the operating subsidiaries to the Company’s stockholders. This plan would take 12-18 months to implement and complete. The Company has also announced the sale of minority interests in the operating subsidiaries. In addition, the Company may consider alternative strategic opportunities, including a sale of one or more of the operating subsidiaries.

        The mailing address for Aprisma Management Technologies, Inc. is 121 Technology Drive, Durham, New Hampshire 03824 and its general telephone number is (603) 337-7000. The mailing address for each of Enterasys Network, Inc. and GlobalNetwork Technology Services, Inc. is c/o Cabletron Systems, Inc., 35 Industrial Way, Rochester, New Hampshire 03867. The general telephone number for each of Enterasys Networks, Inc. and GlobalNetwork Technology Services, Inc. is (603) 337-9400. The mailing address for Riverstone Networks, Inc. is 5200 Great America Parkway, Santa Clara, CA 95054 and its general telephone number is (408) 878-6500.

Proposal 3—Amendment to the Company’s Restated Certificate of Incorporation
(See page 20)

        In order to increase the number of authorized shares of Common Stock from 240,000,000 to 450,000,000, the Company must amend its Restated Certificate of Incorporation. Any amendment to the Restated Certificate of Incorporation requires the approval of a majority of the outstanding shares of the Company.

        The purpose of the increase in the number of authorized shares of Common Stock is to provide the Company with the flexibility to issue its shares in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions, use in employee benefit plans or other corporate purposes. Currently, the Company has no agreements or commitments with respect to the sale or issuance of any additional shares of Common Stock, except in connection with its 1998 Equity Incentive Plan and 1989 Employee Stock Purchase Plan.

        The newly authorized shares of Common Stock will have the same rights as the presently authorized shares of Common Stock, including the right to cast one vote per share. Any future issuance of additional shares would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

Other Information (See page 21)

        A stock performance graph, information with regard to certain transactions and other disclosures, the independent auditors, stockholder proposals for the 2001 Annual Meeting of Stockholders and sources for additional information may be found in “Other Information”.

ANNUAL MEETING

        The enclosed form of proxy is solicited on behalf of the Board of Directors of Cabletron Systems, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Frank Jones Center, 400 Route One By-pass, Portsmouth, New Hampshire 03801, on July 11, 2000, at 10:00 a.m., Eastern Time, and at any and all adjourned sessions thereof.

        The proxies named in the form of proxy have been designated by the Board of Directors of the Company. Giving the proxy will not affect your right to revoke the proxy prior to voting or your right to vote in person should you decide to attend the Meeting. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

        This Proxy Statement, the enclosed form of proxy and the Company’s Annual Report to Stockholders, including financial statements for the fiscal year ended February 29, 2000, were mailed together to the Company’s stockholders on or about June 7, 2000.

Matters to be Considered at the Annual Meeting

        The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders.

Proxy Solicitation

        The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may communicate directly or by mail, telephone, or other communication methods with stockholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 plus out-of-pocket expenses.

Outstanding Shares and Voting Power

        The holders of record of shares of Common Stock, $.01 par value (the “Common Stock”), of the Company at the close of business on May 15, 2000 are entitled to receive notice of and to vote at the Meeting. As of that date the Company had issued and outstanding 184,547,296 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

        Consistent with state law and under the Company’s by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Abstentions and “broker non-votes” (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting.

        The nominee for election as director at the Meeting will be elected if he receives a plurality of votes properly cast. The election inspectors will count the total number of votes cast “for” each nominee for the purpose of determining whether sufficient affirmative votes have been cast. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on the election of the Director.

        The approval of Proposal 2, the transformation of the Company by creating four separate operating subsidiaries by transferring a substantial portion of the Company’s operating assets and related liabilities to four subsidiaries, and the approval of Proposal 3, the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, each requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock. The election inspectors will count the total number of votes cast “for” each proposal for the purpose of determining whether sufficient affirmative votes have been cast. Your failure to vote, vote to abstain or broker non-vote will have the same legal effect as a vote cast against these proposals. Your broker and, in many cases, your nominee, will not have discretionary power to vote on these proposals. Accordingly, you should instruct your brokers or nominee how to vote.

        If there are insufficient votes to approve Proposal 2 and Proposal 3, your proxy may be voted by the persons named in the proxy to adjourn the meeting in order to solicit additional proxies in favor of the approval of Proposal 2 and Proposal 3. If the meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous meeting.

Voting Electronically Via the Internet or by Telephone

        Stockholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

        If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Annual Report and Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the Annual Report and Proxy Statement over the Internet will receive an e-mail by June 7, 2000 with information on how to access stockholder information and instructions for voting.

Voting and Revocation of Proxies

        You may revoke your proxy at any time before it is exercised by (i) returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) delivering a written revocation to the Secretary of the Company, or (iii) attending the Meeting or any adjourned session thereof and voting in person the shares covered by the proxy. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting as directed therein. If a proxy is properly executed and received by the Secretary of the Company, but no instructions are indicated, then the proxy will be voted to approve and adopt the above matters and in the manner as the person named on the enclosed proxy card in his or her discretion determine upon such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

PROPOSAL 1: ELECTION OF CLASS II DIRECTOR

        The Company’s Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The Board of Directors has voted to fix the number of directors at four. One of the Company’s current Class II Directors, Mr. Donald F. McGuinness, has decided not to stand for reelection as a Class II Director. Unless otherwise instructed, the enclosed proxy will be voted to elect the person named below as a Class II director for a term of three years expiring at the 2003 Annual Meeting of Stockholders and until his successor is duly elected and qualified. If the nominee is unavailable as a candidate at the Meeting, votes pursuant to the proxy will be voted either for a substitute nominee designated by the Board of Directors or, in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at less than five, depending on if the nominee named herein is then able to serve. The Board of Directors does not anticipate that either nominee will become unavailable as a candidate. The nominee as Class II director and the incumbent Class III and Class I directors are as follows:

Nominee as Class II Director
Term Expires 2000

Piyush Patel, 44
Director since 1999

        Mr. Patel has served as Chairman, Class II Director, Chief Executive Officer and President of the Company since June 1999. From October 1998 to June 1999, Mr. Patel served as Senior Vice President of Worldwide Engineering of the Company. Prior to joining the Company, Mr. Patel served as the CEO of Yago Systems, Inc. from September 1996 to October 1998. From April 1995 to September 1996, Mr. Patel served as Senior Project Manager for QED, and from October 1991 to April 1995, he served as Senior Project Manager for Sun Microsystems. From 1980 to 1991, Mr. Patel held a variety of senior management positions at Intel and MIPS Computers.

Class III Directors
Terms Expire 2001

Craig R. Benson, 45
Director since 1984

        Mr. Benson was Director of Operations of the Company from November 1984 until April 1989, when he became Chairman, Chief Operating Officer and Treasurer. In September 1997, Mr. Benson resigned as Chief Operating Officer. In May 1998, Mr. Benson was appointed President, Chief Executive Officer, Chairman, and Treasurer of the Company. On June 3, 1999, Mr. Benson resigned as President, Chief Executive Officer, Chairman, and Treasurer.

Paul R. Duncan, 59
Director since 1989
Member of the Incentive Compensation Committee and Audit Committee

        Mr. Duncan has been an Executive Vice President of Reebok International Ltd., a manufacturer of athletic footwear and apparel, since 1990, except for the period of May 1, 1999 through January 30, 2000 when Mr. Duncan temporarily retired. Mr. Duncan also served as Chief Operating Officer of Reebok from June 1995 to October 1995, Chief Financial Officer from May 1985 to June 1995 and has been a Director of Reebok since February 1989.

Class I Director
Term Expires 2002

Michael D. Myerow, 51
Director since 1989
Member of the Incentive Compensation Committee

        Mr. Myerow has been a partner in the Franklin, Massachusetts law firm of Myerow & Poirier since June 1987. He joined the firm in June 1986. He has served as a Director of Vitts Networks, Inc. since August 1996. From September 1979 to March 1986, Mr. Myerow was General Counsel of Exeter Equities, Inc., a consulting firm.

Securities Ownership of Certain Beneficial Owners and Management

        The following table sets forth the amount of Common Stock of the Company beneficially owned (as determined under the rules of the SEC), directly or indirectly, as of May 15, 2000, by (i) each current director of the Company and each nominee director, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all directors and officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock of the Company, and the percentage of the Common Stock outstanding represented by each such amount. Unless otherwise noted, the address of each person listed below is c/o Cabletron Systems, Inc., 35 Industrial Way, Rochester, New Hampshire 03867.

BENEFICIAL OWNERSHIP

Name	Stock Beneficially Owned	Common Stock
Craig R. Benson † (1)	16,134,152	8.7%
Paul R. Duncan † (2)	103,334	0.1%
Enrique P. Fiallo (2)	26,333	*
Earle S. Humphreys (2)	13,020	*
David J. Kirkpatrick (2)	46,375	*
Donald F. McGuinness † (2)	136,200	0.1%
Michael D. Myerow † (2), (3)	304,650	0.2%
Piyush Patel † (2), (4)	370,394	0.2%
Joseph A. Solari (2)	21,020	*
All directors and officers as a group (16 persons)	17,310,750	9.4%

*	Less than 0.1%
†	Director of the Company
(1)	Includes 1,400 shares held in the Benson Family Charitable Trust.
(2)
Includes options held by Messrs. Duncan, Fiallo, Humphreys, Kirkpatrick, McGuinness, Myerow, Patel and Solari exercisable with respect to 100,000, 26,333, 13,020, 32,000, 95,000, 75,000, 92,500 and 21,020 respectively, which are exercisable within sixty days of May 15, 2000.

(3)
Includes a total of 225,000 shares held in two trusts for the benefit of the children of Mr. Benson and Mr. Robert S. Levine, respectively. Mr. Myerow is the sole trustee of each trust. Excludes 2,050 shares held by Mr. Myerow’s spouse and 2,600 shares held by Mr. Myerow’s spouse as custodian for their children, as to which shares Mr. Myerow disclaims beneficial ownership.

(4)
Includes 49,303 shares of restricted stock for which Mr. Patel has the power to vote but which are subject to repurchase by the Company if Mr. Patel’s employment terminates. Such right of repurchase by the Company lapses ratably per month through September 2000. Includes a total of 4,552 shares held in two trusts for the benefit of the children of Mr. Patel.

Information with Respect to the Board of Directors and Committee Organization

        During the Company’s fiscal year ended February 29, 2000, the Board of Directors of the Company held a total of 18 meetings and acted by unanimous written consent on one other occasion. The Company has a standing Audit Committee and a standing Incentive Compensation Committee. No director attended fewer than 75% of the Board of Directors meetings or meetings of committees of the board on which he served.

        The Audit Committee, which held two meetings during fiscal 2000, reviews with management and the Company’s independent public accountants the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate. In addition, the Audit Committee reviews with management such matters relating to compliance with corporate policies as the Audit Committee deems appropriate. Messrs. Duncan and McGuinness, neither of whom is an executive officer or employee of the Company, currently serve on the Audit Committee.

        The Incentive Compensation Committee of the Board of Directors acted pursuant to written consent on 169 occasions, primarily in connection with option grants, and held three committee meetings during fiscal 2000. In general, the function of the Incentive Compensation Committee is to review the operation of the Company’s 1998 Equity Incentive Plan and related programs of the Company. Messrs. Duncan, McGuinness and Myerow, none of whom is an executive officer or employee of the Company, currently serve on the Incentive Compensation Committee. In order to comply with certain provisions of the Securities Exchange Act of 1934, as amended, and the Internal Revenue Code of 1986, as amended, Mr. Myerow does not participate in the administration of the 1998 Equity Incentive Plan and related programs of the Company in connection with awards to executive officers of the Company named in the Summary Compensation Table.

Director Compensation

        For their services to the Company, non-employee directors receive an annual retainer of $10,000, plus $750 for each Board and committee meeting attended during the year. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Outside directors are reimbursed for any expenses attendant to Board membership.

        Pursuant to the Company’s Directors’ Option Plan, Messrs. Duncan, McGuinness and Myerow were initially granted options to purchase 100,000, 150,000 and 190,000 shares, respectively, of Common Stock upon the consummation of the Company’s initial public offering in 1989. During fiscal years 1989-1998, each non-employee director was automatically granted an option to purchase 25,000 additional shares of Common Stock on the day after the date of each annual meeting of Stockholders of the Company pursuant to the terms of the Company’s Directors’ Option Plan. As of March 1, 1999, the Company’s 1989 Directors’ Option Plan was replaced with the Company’s 1998 Equity Incentive Plan. During each of the Board’s meetings on March 5, 2000 and May 5, 1999, the Board voted unanimously to grant non-employee directors options to purchase 25,000 additional shares of Common Stock pursuant to the terms of the Company’s 1998 Equity Incentive Plan. These options to non-employee directors were granted at their fair market value on the date of grant, vest after a period of three years and expire ten years from the grant date. The Company will, on the date of the annual meeting, accelerate the vesting of Mr. McGuinness’ option to purchase 16,666 shares of stock that would have otherwise vested on May 30, 2001 and extend the time period during which Mr. McGuinness could exercise most of his vested options until July 11, 2001.

Executive Compensation

        The following table discloses the compensation received for the fiscal years ended February 29, 2000, February 28, 1999 and February 28, 1998 by the Company’s Chief Executive Officer and the Company’s other four most-highly compensated executive officers. In addition, information is provided for Mr. Benson, the former Chairman, President, Chief Executive Officer and Treasurer of the Company.

Summary Compensation Table

				Long-term Compensation
Name and Principal Position	Year	Annual Compensation		Securities Underlying Options	All Other Compensation ($)
		Salary ($)(1)	Bonus ($)
Craig R. Benson (2)	2000	21,924	—	—	—
Former Chairman, President,	1999	52,000	—	—	—
Chief Executive Officer and Treasurer	1998	52,000	—	—	—
Piyush Patel (3)	2000	252,879	490,000	300,000	—
Chairman, President and	1999	184,608	—	120,000	—
Chief Executive Officer	1998	N/A	N/A	N/A	N/A
Enrique P. Fiallo (4)	2000	250,000	123,500	75,000	51,005
President of Enterasys	1999	76,923	109,615	50,000	15,111
Networks	1998	N/A	N/A	N/A	N/A
Earle S. Humphreys (5)	2000	240,865	151,245	15,000	15,801
President of GlobalNetwork	1999	138,462	177,750	100,100	39,748
Technology Services	1998	N/A	N/A	N/A	N/A
David J. Kirkpatrick (6)	2000	289,000	126,150	30,000	—
Corporate Executive Vice	1999	271,212	95,625	35,000	—
President of Finance and Chief Financial Officer	1998	240,317	165,000	75,000	—
Joseph H. Solari (7)	2000	178,849	175,676	30,000	78,750
President of Europe,	1999	N/A	N/A	N/A	N/A
Middle East and Africa	1998	N/A	N/A	N/A	N/A

(1)
Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred by certain executive officers at their election pursuant to the Cabletron Systems, Inc. 401(k) Saving and Investment Plan.

(2)	Mr. Benson resigned as Chairman, President, Chief Executive Officer and Treasurer on June 3, 1999.
(3)	Mr. Patel has served as Chairman, Chief Executive Officer and President since June 3, 1999, and prior to that role, he served as Senior Vice President of Worldwide Engineering.
(4)
Mr. Fiallo has served as President of Enterasys since March 2000, and prior to that role, he served as Chief Information Officer. Mr. Fiallo’s other compensation refers to $48,044 of relocation expenses and $2,961 of imputed interest related to promissory notes dated August 23, 1999 and January 1, 2000.

(5)
Mr. Humphreys has served as President of GlobalNetwork Technology Services since February 2000, and prior to that role, he served as Executive Vice President, Global Services. Mr. Humphreys’ other compensation refers to $14,455 of relocation expenses and $1,346 of imputed interest related to a promissory note dated January 1, 2000.

(6)	Mr. Kirkpatrick has served as Corporate Executive Vice President of Finance since June 1999 and as Chief Financial Officer since August 1990.
(7)
Prior to his separation from the Company in March 2000, Mr. Solari had served as President of Europe, Middle East and Africa since August 1997. Mr. Solari’s other compensation refers to gains from stock options.

OPTION TABLES

Option Grants

        The following table sets forth, for applicable executive officers named in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.

Option Grants in the Fiscal Year Ended February 29, 2000

Name	Number of shares underlying options Granted(#)		% of Total Options Granted to Employees in Fiscal Year	Per Share Price($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term ($)(1)
						5%	10%
Enrique P. Fiallo	10,000	(2)	0.2%	8.8125	03/25/09	48,586	119,669
	25,000	(3)	0.4%	8.1875	04/23/09	112,850	277,955
	40,000	(4)	0.7%	13.5000	07/12/09	297,717	733,292
Earle S. Humphreys	15,000	(5)	0.3%	13.5000	07/12/09	111,644	274,984
David J. Kirkpatrick	30,000	(6)	0.5%	13.5000	07/12/09	223,288	549,969
Piyush Patel	300,000	(7)	5.4%	13.8125	06/02/09	2,284,566	5,626,996
Joseph H. Solari	30,000	(8)	0.5%	13.5000	07/12/09	223,288	549,969

(1)
These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission. The potential realizable values are not discounted to present value.

(2)	The option will become exercisable on September 22, 2001.
(3)	The option is exercisable at a rate of 8,333 shares on April 23, 2000, 2001 and 8,334 shares on April 23, 2002.
(4)	The option is exercisable at a rate of 8,000 shares on July 13, 2000, 2001, 2002, 2003 and 2004.
(5)	The option is exercisable at a rate of 3,000 shares on July 13, 2000, 2001, 2002, 2003 and 2004.
(6)	The option is exercisable at a rate of 6,000 shares on July 13, 2000, 2001, 2002, 2003 and 2004. The option becomes 100% exercisable in the event of a change-in-control.
(7)	The option is exercisable at a rate of 60,000 shares on June 3, 2000, 2001, 2002, 2003 and 2004.
(8)
The option is exercisable at a rate of 6,000 shares on July 13, 2000, 2001, 2002, 2003 and 2004. Pursuant to Mr. Solari’s severance agreement, he will not be entitled to the vesting of options subsequent to March 15, 2001.

Option Exercises

        The following table depicts option exercise activity in the last fiscal year and last fiscal year-end option values with respect to applicable executive officers named in the Summary Compensation Table. The fair market value of the Company’s Common Stock on the New York Stock Exchange at February 29, 2000 was $49.00 per share.

Aggregated Option Exercises in the Fiscal Year Ended
February 29, 2000 and February 29, 2000 Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Options at 2/29/00 Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at 2/29/00 Exercisable/Unexercisable ($)
Enrique P. Fiallo	0	0	10,000/115,000	376,250/4,347,188
Earle S. Humphreys	0	0	10,020/105,080	418,335/4,293,340
David J. Kirkpatrick	0	0	32,000/100,000	1,336,000/4,175,000
Piyush Patel	0	0	32,500/387,500	1,356,875/14,209,375
Joseph H. Solari	15,000	187,500	15,020/100,080	627,085/3,990,840

Report of the Incentive Compensation Committee on Executive Compensation

        The Company’s executive compensation program is administered by the Board of Directors. The Board’s Incentive Compensation Committee, comprised of the Company’s three outside directors, Messrs. Duncan, McGuinness and Myerow, determines the recipients and terms of all grants of stock-based incentive awards under the Company’s 1989 Equity Incentive Plan and the Company’s 1998 Equity Incentive Plan except for grants of stock-based incentive awards to executive officers named in the Summary Compensation Table, in which case only Messrs. Duncan and McGuinness participate in determining the recipients and terms of such grants. This report is submitted by the Incentive Compensation Committee of the Board of Directors and addresses the Company’s compensation policies for fiscal 2000 as they affected the Company’s executive officers.

Executive Officer Compensation

        The Company’s executive compensation program is designed to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly-changing computer networking industry. The compensation program is based on the philosophy that cash compensation should vary with the performance of the Company and any long-term incentive should closely align the officers’ interests with the interests of the Company’s stockholders.

        Compensation for the executive officers consists of base salary, an incentive cash bonus segment and a stock-based incentive segment. In setting base salary levels, the Board of Directors reviews compensation for competitive positions in the industry and the historical compensation levels of the executives. Increases in annual salaries year-to-year are based upon corporate performance and merit ratings measured by actual individual performance (against targeted performance) and various subjective performance criteria. The Board does not formally weigh these factors.

        The Company pays quarterly incentive bonuses to its executive officers. These bonuses are based on objective and subjective performance goals individually tailored for each executive. Objective performance goals typically include specific targets for financial performance, such as revenue and expenses, and operating measurements, such as improvements in inventory management and logistics. An executive’s bonus may also depend upon discretionary criteria, such as mix of products sold, end-of-quarter backlog, product returns and other factors related to the executive’s operating unit. In determining bonus payments to each executive officer, the Company’s performance in achieving company-wide goals and revenue and earnings targets is also considered. On an annualized basis, target incentive cash bonus awards for fiscal 2000 for the executive officers named in the Summary Compensation Table, other than Mr. Benson and Mr. Patel, were 50% of executives’ base salary. The bonus awards for the named executive officers, other than Mr. Benson and Mr. Patel, averaged 100% of the fiscal 2000 targeted award levels. Incentive award payments for Mr. Patel are discussed below under the Chief Executive Officer Compensation section.

        The Company also seeks to provide long-term compensation through its stock-based incentive compensation program. Stock options are granted to aid in the retention of key employees, including eligible named executives, and to align the interests of key employees with those of stockholders. Stock options are granted at an exercise price equal to the fair market value on the date of grant. During fiscal 2000, most of the stock options granted to executive officers were subject to a five-year vesting period. Stock options are granted to key employees, including the named executive officers, based on current performance, anticipated future contribution based on such performance, ability to contribute to the achievement of the Company’s strategic goals and objectives, awards generally made to persons in comparable positions in the industry, and the individual’s current level of Company stock holdings.

        The Incentive Compensation Committee and the Board of Directors, at a meeting held on July 13, 1999, unanimously voted to grant most employees, excluding executive officers, incentive stock options with a four-year vesting schedule. In taking this action, the Incentive Compensation Committee and the Board of Directors considered numerous factors including the fact that stock options are viewed by management and employees as a significant part of their compensation packages, vesting programs of comparable companies, the potential impact on the retention of certain employees, possible dilution of the Common Stock and the desire to improve the general morale of the Company’s workforce.

        Consistent with the parameters of the Company’s stock-based incentive compensation program, Messrs. Fiallo, Humphreys, Kirkpatrick, Patel and Solari have been awarded significant stock-based incentives. Details on stock options granted to the named executive officers are provided in the table entitled “Option Grants in the Fiscal Year Ended February 29, 2000.” Current levels of stock ownership are provided in the table entitled “Beneficial Ownership.”

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the tax deduction a public company may claim in any taxable year for compensation to the chief executive officer and the four other most highly compensated executive officers unless certain conditions related to such compensation are satisfied. Executive officer compensation in fiscal 2000 was not affected by Section 162(m) because compensation levels were below the threshold established by that statute, and the Board does not expect Section 162(m) to affect executive compensation in the foreseeable future.

Chief Executive Officer Compensation

        Mr. Benson.    In fiscal 2000, until his resignation on June 3, 1999, Mr. Benson served as the Company’s Chairman, President, Chief Executive Officer and Treasurer. In determining the application of the Company’s executive compensation program with respect to Mr. Benson, the Board has generally drawn a distinction between Mr. Benson and the Company’s other executive officers.

        Mr. Benson currently owns 8.7% of the Company’s outstanding Common Stock. As the Company’s principal stockholder, Mr. Benson has directly participated in increasing the value of the Company’s Common Stock since its initial public offering. Accordingly, in the past, the Board of Directors has determined that his cash compensation may remain low, both absolutely and in relation to his contribution to the Company’s growth. Therefore, Mr. Benson’s salary has not increased since the Company’s initial public offering. Mr. Benson’s relatively low salary is not determined by comparison to other companies in the industry or to the Company’s corporate performance. Rather, the Board of Directors has determined that it is in the best interests of the Company that Mr. Benson’s primary form of compensation for his leadership of the Company should be derived from sales and increases in the value of his Common Stock.

        Mr. Patel.    Effective June 3, 1999, Mr. Patel was elected President and Chief Executive Officer of the Company. In fiscal 2000, cash compensation for Mr. Patel consisted of a base salary of $300,000 and quarterly incentive cash bonuses that totaled $490,000, or 163% of his base salary. On an annualized basis, Mr. Patel’s target incentive cash bonus award was 125% of his base salary. Mr. Patel’s quarterly bonuses are determined in the discretion of the Incentive Compensation Committee based upon the factors the Incentive Compensation Committee deems appropriate. These factors include corporate financial performance of the Company, overall performance of the Company as measured against various operating goals and the performance of the Company’s stock price. During Mr. Patel’s term as President and Chief Executive Officer, the Company’s revenues have grown significantly, the Company has met its operating goals and the Company’s stock price has increased substantially. These achievements occurred during a period of heavy competition in the Company’s industry. Additionally, Mr. Patel has established a strong record in technological advancement, innovation and realizing value from within the Company, including in particular with the sale of the Company’s FlowPoint division. In connection with his appointment as President and Chief Financial Officer, effective June 3, 1999, Mr. Patel was awarded stock-based compensation in the form of options to purchase 300,000 shares of Common Stock under the Company’s 1998 Equity Incentive Plan, exercisable in equal installments over a period of five years commencing on June 3, 2000 and ending on June 3, 2004.

        In setting Mr. Patel’s overall salary, incentive award targets and stock compensation levels, the Incentive Compensation Committee considered current compensation levels for the Company’s executive officers and Mr. Patel’s level of responsibility.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2000, the law firm of Myerow & Poirier, of which Mr. Myerow is a partner, from time to time provided legal services to the Company, for which the Company paid such firm a total of approximately $79,992. The Company expects to continue to retain the services of this firm from time to time during fiscal 2001.

INCENTIVE COMPENSATION COMMITTEE
Paul R. Duncan
Donald F. McGuinness
Michael D. Myerow

Employment Agreements

        Mr. Patel.    The Company does not regularly enter into written employment agreements with its executive officers. In connection with the Company’s acquisition of Yago Systems, Inc., in March 1998, the Company entered into an employment agreement with Mr. Patel, effective as of March 16, 1998. At the time the agreement became effective, Mr. Patel agreed to serve as the Company’s Senior Vice President of Worldwide Engineering.

        Under the terms of his employment agreement, Mr. Patel is entitled to a base salary of $200,000 per year, subject to increase by the Board of Directors. In connection with Mr. Patel’s election as President and Chief Executive Officer of the Company, in June 1999, Mr. Patel’s base salary was increased to $300,000 per year and he was granted options to purchase 300,000 shares of Common Stock, exercisable in equal installments over five years commencing June 3, 2000 and ending June 3, 2004. Under the terms of the agreement, Mr. Patel is also entitled to participate in all other employee benefit plans of the Company for employees of the Company generally and to reimbursement of expenses incurred in the performance of his duties and responsibilities.

        The Company has not entered into employment agreements with any other executive officers named in the Summary Compensation Table.

Change-in-Control Severance Benefit Plan for Key Employees

        The Company has adopted a Change-in-Control Severance Benefit Plan for Key Employees. This plan provides severance benefits for various key employees designated by the Board, including the executive officers named in the Summary Compensation Table, in the event of specified terminations of employment within 18 months following a change-in-control of the Company. Events that constitute a change in control under this plan are described below.

        If, during the 18-month period following a change-in-control, the key employee’s employment is terminated without cause or the employee terminates his or her employment for “good reason”, the employee is entitled to receive severance pay in an amount equal to the sum of:

(1)	his or her annual salary, at the rate in effect immediately prior to the date of termination or immediately prior to the change in control, whichever is higher, plus

(2)	his or her actual bonus paid (or, if not paid, deferred) for any one of the three most recently completed fiscal years prior to the year in which the termination occurs, whichever is higher.

        In addition, the plan provides for a pro rated bonus payment for the year in which the termination occurs, the immediate vesting of stock options and other stock-based rights that would have become vested and exercisable within 18 months following the termination, the payment of all salary earned but not yet paid as of the termination date and the payment of accrued vacation earned through the date of termination. The key employees generally may continue to participate in all medical, dental and life insurance plans or program maintained immediately prior to the change-in-control for up to one year following the termination.

        The plan also provides for a “gross-up” payment under which, if amounts paid under the plan would be effectively reduced by a federal excise tax on “excess parachute payments”, the Company will pay the employee an additional amount of cash, so that, after payment of all parachute taxes by the employee, the employee will have received the amount he would have received in the absence of any such parachute tax.

        A change-in-control under the plan generally includes the following events:

(1)	a person or group becomes the beneficial owner of more than 30% of the Company’s Common Stock or the voting power of the Company’s securities;

(2)	directors at the time of adoption of the plan, or later approved by the Board, cease to be a majority of the Company’s Board;

(3)
a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, unless following such event (i) beneficial owners of more than 50% of the outstanding Common Stock and the voting power of the Company’s voting securities hold substantially the same proportions of the Common Stock and voting power of the entity resulting after the event, (ii) no person or group acquires more than 30% of the outstanding shares of Common Stock or combined voting power of the Company’s securities resulting from such event, and (iii) at least a majority of the members of the Board resulting from the event were either directors at the time the plan was adopted or had been approved by the Board; or

(4)	approval by the stockholders of a complete liquidation or dissolution of the Company.

        The transformation of the Company by creating four operating subsidiaries through the transfer of a substantial portion of the Company’s operating assets and related liabilities to four of its subsidiaries does not constitute a change-in-control under the plan.

Severance Arrangement with Mr. Solari

        In connection with the termination of Mr. Solari’s employment with the Company as of March 15, 2000, the Company entered into a severance agreement with Mr. Solari. Under the agreement, Mr. Solari is entitled to receive cash payments of (i) $120,000, constituting 50% of his annual base salary in effect at the time of his termination, payable in weekly installments for one year, (ii) $32,000, constituting his bonus for the fourth quarter of fiscal year 2000, (iii) $50,000, constituting his annual bonus, and (iv) 50% of any quarterly bonus as it becomes payable by the Company for the one-year period following Mr. Solari’s termination, so long as Mr. Solari has not found other employment. If at any time during the year following his termination Mr. Solari obtains other employment, any payments owed to Mr. Solari under the agreement will be reduced by amounts earned from the other employment during that one-year period. In addition, any stock options previously granted to Mr. Solari by the Company that would have vested in the one-year period following Mr. Solari’s termination will be permitted to vest and will be exercisable in accordance with the Company’s 1989 Equity Incentive Plan. Mr. Solari is also entitled to receive payment for all accrued vacation time, to continue to participate in the Company’s group health plan for one year following his termination, and to receive additional benefits including his continuing use of a company car and office space and tax equalization benefits for United Kingdom taxes.

PROPOSAL 2: COMPANY RESTRUCTURING

        The Board of Directors has voted to approve and, for the reasons described below, recommends that the Company’s stockholders approve, the transformation of the Company by creating four separate operating subsidiaries through the transfer of a substantial portion of the Company’s operating assets and related liabilities to four subsidiaries (the “Company Restructuring”).

        The Company intends to enter into agreements, subject to approval of the stockholders at the Meeting, pursuant to which it will transfer a substantial portion of its operating assets and related liabilities to the following four subsidiaries (with their respective subsidiaries, the “Operating Subsidiaries”): (1) Aprisma Management Technologies, Inc., (2) Enterasys Networks, Inc., (3) GlobalNetwork Technology Services, Inc., and (4) Riverstone Networks, Inc. (formerly known as Yago Systems, Inc.).

        Aprisma Management Technologies is focused on delivering infrastructure management software for enterprise and service provider customers around its flagship Spectrum software suite. Enterasys Networks is a provider of network solutions for e-business applications, global service and support 24 hours per day, 7 days per week, focused on serving enterprise-class customers. GlobalNetwork Technology Services provides professional networking consulting primarily related to the design, performance, management and security of complex networks. Riverstone Networks provides network infrastructure solutions, including the data center needs of co-location, content hosting and ASP’s, as well as serving content and infrastructure service provider customers.

        Each of the Operating Subsidiaries has been organized as a Delaware corporation. If this Proposal No. 2 is approved, each Operating Subsidiary will receive from the Company the operations, assets and liabilities of the Company related to the Operating Subsidiary’s particular line of business. The transferred assets are located at the Company’s facilities worldwide, and include working capital, accounts receivable, fixed assets and inventories, research and development activities and intangible assets such as patents, intellectual property, contracts and agreements relating to each Operating Subsidiary’s operations. Such assets would be transferred subject to their related liabilities. In addition, other liabilities that are not specifically related to the operations of the Operating Subsidiaries will be allocated among and transferred to the Operating Subsidiaries. The Company will retain certain assets consisting primarily of cash, marketable securities, administrative and other support functions, some non-core product lines and minority investments in independent technology companies, which may be later contributed to the Operating Subsidiaries as may be determined by the Board of Directors and management. Each Operating Subsidiary will have its own separate board of directors and management team, although each will initially share directors and officers with the Company. Initially, the administrative and financial resources of the Company will support all of the Operating Subsidiaries. As part of this process, the Company will enter into intercompany arrangements with each of the Operating Subsidiaries to provide such administrative and other support functions for a period of time.

        Each of the operating subsidiaries has established an option pool for its employees, directors and consultants. The operating subsidiaries have granted to existing employees, directors and consultants options to purchase common stock representing approximately 10% to 20% of the subsidiary’s capital stock. Also, the operating subsidiaries have reserved an additional 15% to 20% of their common stock for issuance upon exercise of options granted to new hires, employees of acquired companies and current holders of options to purchase common stock of the Company.

        In addition, the Company has announced that it intends to sell to third parties or grant rights to purchase, minority interests in the operating subsidiaries that would represent between 3.5% and 5.5% of each operating subsidiary’s capital stock.

        The Board of Directors has determined that the Company Restructuring will provide the Company with flexibility to better develop and implement other strategic transactions designed to maximize the long-term competitive and strategic advantages of each of the Company’s products and services by separating the operations associated with each of the Operating Subsidiaries. We expect that these strategic transactions will facilitate a greater strategic focus at each of the Operating Subsidiaries by allowing the subsidiary directors and management to concentrate on developing business and strategic opportunities in their separate lines of business and focusing on their specific products or services and customer bases. As smaller, independent companies, we expect the Operating Subsidiaries to be able to make decisions more quickly and deploy their resources more efficiently than they could as operating divisions of a larger company. In addition, this process is expected to enable the Operating Subsidiaries to adopt individualized incentive programs for employees and management directly linked to the performance of the respective Operating Subsidiaries’ businesses. Finally, we expect that the Operating Subsidiaries would have more direct access to the capital markets to issue debt and equity securities and to use their own equity securities to facilitate growth through acquisitions.

        In order to fully realize the benefits described above, the Company has announced that it currently plans to conduct an initial public offering for each of the Operating Subsidiaries, followed by a distribution of the remaining shares of one or more of such subsidiaries to the Company’s stockholders. Implementation and completion of this plan would likely take a twelve to eighteen month period. The Company may also consider alternative strategic opportunities, including a sale of the business, assets and liabilities associated with one or more of the Operating Subsidiaries, if it determines that such a transaction is more favorable than the initial public offering/distribution alternative. The Company is not obligated to complete any of these strategic transactions and no assurance can be given as to whether or when any of these strategic transactions will be approved and implemented. For example, an initial public offering of any of the Operating Subsidiaries will depend on each of their individual performance, market conditions and similar considerations. Any distribution of the remaining shares of an Operating Subsidiary to the Company’s shareholders following an initial public offering may depend upon receipt from the Internal Revenue Service of a ruling that such distribution will be tax-free to the Company’s stockholders and that the transaction would qualify as a tax-free reorganization. Any such strategic transaction would only be implemented if the Board of Directors of the Company continues to believe that it is in the best interests of each of the Operating Subsidiaries and the Company’s stockholders.

        Depending on the circumstances, the Company may need to solicit further authorization, by vote of the stockholders, for one or more of these strategic transactions. For certain transactions, no further approval of the stockholders would be required or solicited.

        The Operating Subsidiaries may enter into various agreements to facilitate the Company Restructuring, such as cross-licensing and reseller agreements. Each Operating Subsidiary will be free to borrow at the subsidiary level and guarantee other debt, and may issue stock and options to employees and other investors, including the public in an initial public offering. The implementation of the Company Restructuring will not otherwise have an effect on the rights of the stockholders of the Company nor, as structured, will it have any federal income tax consequences to the stockholders of the Company. The Company is not in arrears with respect to the payment of dividends of principal or interest in respect of any securities of the Company.

        THE BOARD OF DIRECTORS OF THE COMPANY CONSIDERS THE COMPANY RESTRUCTURING TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE COMPANY RESTRUCTURING, AND RECOMMENDS THAT YOU VOTE FOR SUCH PROPOSAL.

        The Company Restructuring must be approved by the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock. An abstention, a broker non-vote or a failure to return a signed proxy card will be counted as a vote against the Company Restructuring.

        Under Delaware law, stockholders of a Delaware corporation do not have the right to receive cash equal to the appraised value of their shares of Common Stock.

PROPOSAL 3: AMENDMENT TO THE COMPANY’S
RESTATED CERTIFICATE OF INCORPORTION

        The Company’s Restated Certificate of Incorporation currently permits the Company to issue up to 240,000,000 shares of Common Stock. On April 27, 2000, the Board of Directors unanimously approved an amendment to the Company’s Restated Certificate of Incorporation to permit the Company to issue up to an aggregate of 450,000,000 shares of Common Stock. The text of the proposed amendment is set forth below.

        As of May 15, 2000, 184,547,296 shares of Common Stock were issued and outstanding. Thus, 55,452,704 authorized shares of Common Stock currently remain available for issuance, including an aggregate of 15,414,503 shares reserved for issuance under the Company’s 1998 Equity Incentive Plan and 1989 Employee Stock Purchase Plan.

        The Board of Directors would like to increase the number of authorized shares of Common Stock to provide the Company with flexibility to issue its shares in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions, use in employee benefit plans or other corporate purposes. As of the date of this proxy statement, the Company has no agreements or commitments with respect to the sale or issuance of such additional shares of Common Stock except in connection with its 1998 Equity Incentive Plan and 1989 Employee Stock Purchase Plan. The Company has, however, announced its intention to pursue an aggressive acquisition strategy and may use such additional shares for potential future acquisitions. The availability of additional authorized shares would allow the Company to accomplish these goals, and other business and financial objectives, in the future without stockholder approval, except as may be required in particular cases by the Company’s charter documents, applicable law or the rules of any stock exchange or other system on which the Company’s securities may then be listed. In addition to the more traditional uses described above, the Company could issue shares of its Common Stock as a defense against efforts to obtain control of the Company. The Board of Directors does not intend or view the increase in authorized shares of Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.

        If this Proposal No. 3 is adopted, the newly authorized shares of Common Stock would have the same rights as the presently authorized shares, including the right to cast one vote per share. Although the authorization of additional shares of Common Stock would not, in itself, have any effect on the rights of any holder of the Company’s Common Stock, the future issuance of additional shares of Common Stock (other than a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

        If approved, the first sentence of Article IV of the Company’s Restated Certificate of Incorporation will be further amended to read in its entirety as follows:

        “The total number of shares of stock that this Corporation shall have authority to issue is Four Hundred Fifty Million (450,000,000) shares of Common Stock, $.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share.”

        The Board of Directors of the Company considers the proposed increase in the amount of authorized shares of the Company’s Common Stock to be advisable.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AMOUNT OF AUTHORIZED SHARES OF COMMON STOCK, AND RECOMMENDS THAT YOU VOTE FOR SUCH PROPOSAL.

        The amendment to the Company’s Restated Certificate of Incorporation must be approved by the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock.

OTHER INFORMATION

COMPARISON OF STOCKHOLDER RETURN

        The graph below compares cumulative total stockholder returns for the Company for the preceding five fiscal years with the Standard & Poor’s (“S&P”) 500 Index and the S&P Communications Equipment/Manufacturer Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.

Comparison of Five Year Cumulative Total Return, from
February 28, 1995 Through February 29, 2000

[GRAPH APPEARS HERE]

Cumulative Total Return

	2/95	2/96	2/97	2/98	2/99	2/00
Cabletron Systems, Inc.	100	197	152	78	41	247
S&P 500	100	135	170	229	275	307
S&P Communications Equipment Index	100	166	184	268	402	828

        Each of the Report of the Incentive Compensation Committee on Executive Compensation and the Performance Graph set forth above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN TRANSACTIONS

        On August 23, 1999, the Company entered into a promissory note with Mr. Fiallo in the amount of $100,000. The loan becomes due and payable in full on June 1, 2002. The principal amount becomes due and payable earlier if Mr. Fiallo’s employment with the Company is terminated by Mr. Fiallo or by the Company for ‘cause’, Mr. Fiallo commits any criminal offense, becomes disabled for more than six months in any twenty four consecutive months or dies. As of May 15, 2000, the remaining principal balance on the loan was $100,000.

        On January 1, 2000, the Company entered into promissory notes with Mr. Fiallo and Mr. Humphreys, each for the principal amount of $125,000. Subject to the forgiveness provisions discussed below, the principal amount is payable (i) in full on January 1, 2002 and (ii) with the net proceeds of any sale by Messrs. Fiallo or Humphreys, respectively, of shares of Common Stock during the two-year period following the date of the note, which net proceeds will be applied against any unpaid principal. If Messrs. Fiallo and Humphreys each maintain continuous employment with the Company through January 1, 2001, the Company will forgive 25% of the total loan or the remaining unpaid principal, whichever is less. If Messrs. Fiallo and Humphreys each maintain continuous employment with the Company through January 1, 2002, the Company will forgive the remaining 75% of the total loan or the remaining unpaid principal, whichever is less. Any loan amounts forgiven by the Company will be reported as taxable wages in the year the loan was forgiven. As of May 15, 2000, the remaining principal balance on each loan was $125,000.

        On April 12, 2000, the Company entered into a promissory note with Mr. Patel in the amount of $385,000, to be applied to the payment of certain taxes owed by Mr. Patel with respect to shares of the Company’s Common Stock received by Mr. Patel in connection with the Company’s acquisition of Yago Systems, Inc., in 1998. The loan becomes due and payable in full on April 12, 2002 and accrues interest at the rate of 6.46% per year. If Mr. Patel sells shares of the Company’s Common Stock during the two-year period following the date of the note, Mr. Patel must apply the net proceeds of the sale against any unpaid principal balance. As of May 15, 2000, the remaining principal balance on the loan was $385,000.

        See the discussion under the caption “Compensation Committee Interlocks and Insider Participation” relating to Mr. Myerow.

RELATIONSHIP WITH INDEPENDENT AUDITORS

        The Board of Directors has selected the firm of KPMG LLP, independent auditors, as auditors for the Company for the fiscal year ending March 3, 2001. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the Company’s 2001 Annual Meeting of Stockholders must be received by the Company no later than January 26, 2001 in order to be considered by the Company’s management to be included in the next annual proxy statement and related proxy materials.

        If a stockholder wishing to present a proposal at the 2001 Annual Meeting of Stockholders (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by April 23, 2001, the proxies management receives for the meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during the fiscal year ended February 29, 2000, all filing requirements were timely satisfied except that the filing of Form 3 for each of Mr. Thomas Bunce, Mr. Thomas Gleason and Mr. John Roese, the filing of Form 4 for each of Mr. Benson, Mr. McGuinness and Mr. Patel and the filing of Form 5 for Mr. Kirkpatrick were not timely filed.

WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC’s public reference rooms at the following locations:

•	Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	The SEC’s Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048;

•	The SEC’s Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

        In addition, stockholders may inspect material information concerning the Company at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.

        The SEC allows the Company to “incorporate by reference” information into this document, which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. The Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2000 (which Annual Report accompanies this Proxy Statement) was previously filed by the Company and is incorporated by reference in this Proxy Statement.

        The Company also incorporates by reference any documents that it may file with the SEC between the time this Proxy Statement is sent to stockholders and the date of the Meeting.

        The Company may have sent to you some of the documents incorporated by reference, but you can obtain any of them through the Company, the SEC or the SEC’s Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, including exhibits. Stockholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone at the following address and telephone number:

Cabletron Systems, Inc.
35 Industrial Way
Rochester, New Hampshire 03867
(603) 337-2247
Attention: Investor Relations

        If you would like to request documents from the Company, please do so promptly in order to receive timely delivery of such documents prior to the Meeting.

        You should rely on the information contained or incorporated by reference in this document to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 25, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

OTHER BUSINESS

        The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

DIRECTIONS TO THE FRANK JONES CENTER

        INTERSTATE 95 (NORTH) take exit 5 and enter the Portsmouth traffic circle. Take the first exit off the traffic circle (Route 1 South). At the second traffic light (less than  1 /2 a mile) take a left. Continue down this road to the parking area. Bear right towards the Frank Jones Center.

        INTERSTATE 95 (SOUTH) take exit 5 and stay right as you come off the exit. This road will take you under Interstate 95. As you come to the Portsmouth traffic circle get into the left lane. Enter the traffic circle and take the second exit off the circle (Route 1 South). At the second traffic light (less than  1 /2 a mile) take a left. Continue down this road to the parking area. Bear right towards the Frank Jones Center.

        SPAULDING TURNPIKE (SOUTH). After you pass the Pease Tradeport stay in the left most lanes. As you come to the Portsmouth traffic circle get into the left lane. Enter the traffic circle and take the second exit off the circle (Route 1 South). At the second traffic light (less than  1 /2 a mile) take a left. Continue down this road to the parking area. Bear right towards the Frank Jones Center.

[x] PLEASE MARK VOTES
          AS IN THIS EXAMPLE

---------------------------------------------
CABLETRON SYSTEMS, INC.
---------------------------------------------

CONTROL NUMBER:
RECORD DATE SHARES:

1. Election of Class II Director:                                                                  For the Nominee                  Withhold
                                                     (01) Piyush Patel                                           [_]                                      [_]

2. Proposal to transform the Company by creating four                      For                     Against                 Abstain
    separate operating subsidiaries and transferring a                           [_]                          [_]                         [_]
    substantial portion of the Company's operating assets
    and related liabilities to the four subsidiaries.

3. Proposal to amend the Company's Restated Certificate                 For                      Against                Abstain
    of Incorporation to increase the number of shares of                      [_]                             [_]                       [_]
    Common Stock authorized for issuance.

                                                                     ---------------------
Please be sure to sign and date this Proxy.        Date                Mark box at right if an address change or comment
------------------------------------------------------------------------- -------------       has been noted on the reverse side of
                                                                                                     this card.                                                             [_]
----------- Stockholder sign here --------- Co-owner sign here----

DETACH CARD                                                                                                                                     DETACH CARD

I Vote by Telephone I                                                                     I Vote by Internet I

It's fast, convenient and immediate!                                              It's fast, convenient and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                                           confirmed and posted.

Follow these four easy steps:                                                     Follow these four easy steps:

1. Read the accompanying Proxy Statement/                          1. Read the accompanying Proxy
   Prospectus and Proxy Card.                                                        Statement/Prospectus and Proxy Card.
2. Call the toll-free number                                                         2. Go to the Website
    1-877-PRX-VOTE (1-877-779-8683). For shareholders                 http://www.eproxyvote.com/cs
    residing outside the United States call collect on a            3. Enter your Control Number located on
    touch-tone phone 1-201-536-8073.                                                your Proxy Card.
    There is NO CHARGE for this call.                                         4. Follow the instructions provided.
3. Enter your Control Number located on your Proxy Card.
4. Follow the recorded instructions.

Your vote is important!                                                                               Your vote is important!

CaIl 1-877-PRX-VOTE anytime!                                            Go to http://www.eproxyvote.com/cs anytime!

Please register your vote by 5:00 p.m. on July 10, 2000 or sooner

Do not return your Proxy Card if you are voting by Telephone or Internet

CBOCM1

CABLETRON SYSTEMS, INC.

Proxy for the Meeting of Stockholders, July 11, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Piyush Patel attorney and proxy, with full power of substitution and re-substitution, to represent and to vote at the Annual Meeting of Stockholders of Cabletron Systems, Inc. (the "Company") to be held at The Frank Jones Center, 300 Route One By-Pass, Portsmouth, New Hampshire 03801, on July 11, 2000 at 10:00 a.m., and at any and all adjourned sessions thereof, all shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as the proxy determines on any matters which may properly come before the meeting and to vote on the following, as specified below, on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR THE PROPOSAL TO TRANSFORM THE COMPANY BY CREATING FOUR SEPARATE OPERATING SUBSIDIARIES AND TRANSFERRING A SUBSTANTIAL PORTION OF THE COMPANY'S OPERATING ASSETS AND RELATED LIABILITIES TO THE FOUR SUBSIDIARIES, AND FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AND FOR THE OTHER MATTERS SPECIFIED ON THE REVERSE HEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                                  DO YOU HAVE ANY COMMENTS?

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CABLETRON SYSTEMS, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope or by voting electronically.

Your vote must be received prior to the Annual Meeting of Stockholders on July 11, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Cabletron Systems, Inc.

CBOCM2